EMPLOYMENT AGREEMENT AND NOTICE OF THE TERMS OF THE EMPLOYMENT PURSUANT TO THE NOTICE TO EXECUTIVE (TERMS OF EMPLOYMENT) LAW, 2002

made and entered into as of June 2017

by and between

Brenmiller Energy Ltd.
Registration no. 51-472037-4
of 13 Amal St. Rosh Haayin, Israel
(the "**Company**") of the first part;

and

Avraham Brenmiller
Israeli I.D. no. 051211308
of 19 Habosem St. Ramat Hasharon, Israel
(the "**Executive**") of the second part;

WHEREAS, the Executive has been employed by the Company in a position of Chairman and CEO from January 2012 and until the execution date of this Agreement (the "**Initial Employment Period**"); and

WHEREAS, The Executive hereby declares that he has received from the Company all the amounts to which he was entitled with respect to the Initial Employment Period (excluding due to the termination thereof) and he does not have, nor shall he have in the future, any claims and/or demands with regard to the Initial Employment Period; and

WHEREAS, the Parties wish to set forth in writing the Executive's employment terms, which shall come into effect as of and commencing from the date of listing the shares of the Company on the Tel Aviv Stock Exchange ("**TASE**") by way of an initial public offering of securities of the Company (the "**Listing**") (the "**Effective Date**").

NOW, THEREFORE, the Parties hereby agree, declare and covenant as follows:

1. **Position and Scope of Position and Working Hours**

1.1 The Executive shall be employed by the Company in the position of Chairman and CEO, provided however, that the salary, benefits and other compensation under this Employment Agreement relate only to the Executive's position as CEO, and there is no additional remuneration for office as Chairman. The Executive's responsibilities, duties, tasks and authorities shall be determined, delegated and assigned to him, from time to time, by the Board of Directors (the "**Board**") of the Company and shall include responsibility for the on-going operation of the Company's businesses, within the bounds of the policy determined by the Board of Directors and subject to its directions.

1.2 The Executive is employed by the Company in a scope of position as set forth in Annex A, on the days and hours set forth in Annex A.

However, the Executive confirms and agrees that the employment relationship between him and the Company is based on trust and the availability to work at unusual and flexible extra hours and on irregular days, and that the performance of his position requires the Executive to travel abroad from time to time, all in accordance with the needs and requirements of the Company.

1.3 It is hereby explicitly represented and clarified that the Executive's position under this Agreement is a position that requires a special level of fiduciary duty to the Company; accordingly, the Work and Rest Hours Law, 1951 does not apply to him, and the Executive is not entitled to any additional payments, except for the Salary set forth in Annex A, for over-time hours or work performed during rest days.

2. **Term**

2.1 The term of this Employment Agreement and the employment of the Executive hereunder, shall commence on the Effective Date.

2.2 The term of the Executive's employment shall be for a period of 5 years as of the Effective Date, unless further extended to additional period(s), subject to the approval of the relevant Company organs. Notwithstanding the above, each of the parties shall be entitled to bring the Executive's employment to an end, at any time, for any reason by providing a prior written notice as set forth in **Annex A**.

2.3 In any event of termination of employment by prior notice, the Company shall be entitled to terminate the Executive's employment, immediately or at any time during the prior notice period, provided that in such event (unless the termination is Termination for Cause, as defined below), regardless of whether or not the Executive is actively employed during the applicable prior notice period, the Company shall pay the Executive his full compensation package (including without limitation, Salary, monetary rights, value of benefits, contributions to funds, bonuses (relative amount of the annual bonus), car value etc.), or redemption thereof, as though the Executive continued to be employed by the Company and continued to accrue rights under this Agreement and under law, throughout the entire applicable prior notice period.

2.4 Notwithstanding the above, the Company shall be entitled to terminate the Executive's employment immediately, without prior notice or the redemption thereof, in the event that the Executive commits any of the following towards the Company and/or any parent company or subsidiary thereof: (a) embezzlement; (b) theft; (c) criminal offence involving severe moral turpitude; (d) breach of any of the Executive's undertakings pursuant to Section 4.6 below and/or pursuant to **Annex B** attached hereto; (e) breach of fiduciary duties and/or duty of care as detailed under the Israeli Companies Law, 1999 and any other applicable law for an officer of the Company; (f) any other act/or omission which under applicable law enable(s) entire and/or partial denial of severance payments or prior notice or redemption thereof which, if curable, the Executive fails to cure or cause to be cured as soon as reasonably practicable but in any event within 14 days following a written notification to the Executive stating the nature of such breach. Each of the Sub-Sections above, (a) through (f) shall be referred to herein as "**Termination for Cause**".

2.5 The Executive undertakes that in the event he ceases to work for the Company, for any reason whatsoever, he will transfer his position and all information and documents held and/or prepared by him/her in the framework of his employment hereunder or that are in his possession or under his control at such time, and all Company projects in which he is or has been involved, to whomever the Company shall determine, in accordance with the instructions and procedures set by the Company and in an organized and appropriate manner which will enable the successor designated by the Company to responsibly perform the duties to be assumed from the Executive, and such that no damage will be caused to the Company.

2.6 The Executive undertakes to return to the Company, immediately upon the termination of his employment hereunder, any and all assets and/or property of the Company that may be in his possession, including without limitation, if and to the extent placed at his disposal, a car, telephone, computer, employee identification card, keys, etc. It is hereby clarified that if and to the extent any asset and/or property of the Company is placed at the disposal of the Executive, the Executive shall not have any right of lien with respect thereto and the Executive hereby waives any such right.

3. **Compensation and Benefits**

3.1 Salary

(a) In consideration for services to be performed by the Executive, the Company shall pay the Executive a gross monthly salary in the amount as set forth in **Annex A** (the " **Salary**").

(b) An amount equal to 10% of the Salary shall be considered as a special consideration paid for the Executive's non-competition undertaking as provided in **Annex B** (the "**Special Consideration**").

(c) The Salary shall be paid to the Executive by the 9th (ninth) day of the month following the month for which it is due.

3.2 Vacation, Recreation Pay, Sick Leave

(a) The Executive shall be entitled to such number of paid vacation days annually as set forth in **Annex A**. Accumulation, redemption and procedures of utilization thereof shall be as prescribed in applicable law. Notwithstanding, the Executive shall make all effort to exercise his/her annual vacation (and at least 7 consecutive days each year); however, if the Executive is unable to utilize all the vacation days by the end of a calendar year, s/he shall be entitled to accumulate the unused balance of the vacation days standing to his/her credit up to a maximum amount set forth in **Annex A** ("**Maximum Quota**"). For the avoidance of doubt, any unused vacation days in excess of the Maximum Quota are canceled and are not redeemable in any event.

(b) The Executive shall be entitled to recreation pay ("Dmei Havra'a") and sick days as set forth in **Annex A**.

3.3 Manager's Insurance/Pension Fund

(a) The Company shall pay on a monthly basis, as premiums on a manager's insurance policy and/or a pension fund and/or a provident fund and/or a combination of the two (the "**Policy**"), chosen by the Executive, as follows:

- Executive's contribution to pension and life insurance - the Company shall deduct from the Executive's Salary and contribute to the Policy 6% of the Salary. The Executive hereunder irrevocably authorizes and instructs the Company to deduct such amount from the Salary, at source, each month.

- Company's contribution to Severance - in an amount equal to 8.33% of the Salary.

- Company's contribution to pension and life insurance*- in an amount equal to 6.5% of the Salary.

* In the event that the Executive shall elect to be insured in a managers insurance policy or a provident fund which is not a pension fund - the Company's contributions towards pension and life insurance shall include payment for disability insurance in an amount which will ensure 75% of the Salary, *provided however*, that in any event the contributions of the Company towards life insurance and pension shall be equal to at least 5% of the Salary, and the total cost of the Company for disability insurance and pension and life insurance shall not exceed 7.5% of the Salary.

(b) It is hereby expressly agreed that the Company's contribution for severance pay (8.33%) together with any linkage, interest or other profit derivative thereof shall be instead of the Executive's severance compensation, with respect to the period of employment as of the Effective Date, should the Executive be entitled thereto, such that upon release of the Policy to the Executive, no additional calculations shall be conducted between the parties regarding the matter of severance pay and no additional payments shall be made by the Company to the Executive, all with respect to the period of employment as of the Effective Date.

(c) As of the Effective Date, the parties hereby agree to comply with the conditions of the "General Approval Regarding the Payment by Employers to Pension Funds and Insurance Funds, in Lieu of Severance Payments pursuant to the Severance Pay Law, 5723 – 1963", the provisions of which (including amendments thereto) are attached hereto, in the original Hebrew, as **Annex A-1**, and the parties hereby adopt the provisions thereof, or any amended provisions of said General Approval as shall be in effect from time to time.

(d) Upon termination of the Executive's employment, for any reason whatsoever, the Company shall release to the Executive all rights accrued in the Policy, on account of both the Company's and the Executive's contributions, and waives any right it may have to receive the funds in the Policy, with respect to the entire period of employment of the Executive with the Company.

Notwithstanding the above, in the event in which the Executive's right to severance payment has been negated, in a decision of a competent court, pursuant to section 16 or 17 of the Severance Pay Law, 5723 – 1963, and to the extent so negated, or in the event in which the Executive shall have withdrawn funds from the Policy, not in light of an 'entitling event' (for this matter, an entitling event, is death, invalidity, or retirement at the age of 60 and above) – the Company shall be entitled to receive from the Policy the Company's contributions to the Policy and any profits derived thereon.

The Parties hereby agree that *(a)* in the event of termination of the Executive's employment, including resignation of the Executive, for any reason whatsoever, the Company shall release to the Executive all rights accrued in the Policy, on account of both the Company's and the Executive's contributions, including without limitation, the severance pay amounts accumulated in the Policy with respect to the period of employment from the commencement date of the Executive's employment with the Company until the Effective Date; and *(b)* there will be no additional payments due to severance pay in case of termination of the Executive's employment on the Company's initiation, including with regards to the Initial Employment Period, and the Executive hereby irrevocable waives, now and in the future, any claims and/or contentions of any kind or type in connection with the fact that severance pay, to the extent it is due, will not be calculated according to his most recent salary prior to the termination of his employment; and the Executive or anyone on the his behalf irrevocably confirms, agrees and undertakes that the he has no and/or shall have no demand, claim and/or cause of action against the Company, its affiliates and their respective shareholders, officers, directors, successors, heirs, or assigns, in this respect.

(e) The Executive shall bear any and all taxes which may apply with respect to any contribution which exceeds the recognized tax ceilings.

3.4 Study Fund

(a) The Company shall contribute on a monthly basis towards a study fund ("Keren Hishtalmut"), chosen by the Executive, an amount equals to 7.5% of the Salary, and the Executive shall contribute 2.5% of the Salary towards such fund. The sums contributed by the Executive shall be deducted from his Salary at source, and the Executive hereby irrevocably instructs and authorizes the Company to make such deductions and transfers to the study fund.

(b) The Executive shall bear any and all taxes which may apply with respect to any contributions exceeding the recognized tax ceilings, which will be deducted by the Company from the Executive's Salary.

(c) Upon the termination of the employment with the Company for any reason whatsoever, the Company shall release to the Executive all the funds accumulated in the Study Fund, from the contributions of both the Company and the Executive.

3.5 Company Car

During the term of this Agreement, the Executive shall be entitled to a leased car in accordance with the terms set forth in **Annex A**.

3.6 Annual Bonus

(a) During the Term of this Agreement the Executive shall be entitled to an annual bonus, in an amount equals to 5% of the Company's annual Profits before taxes exceeding NIS 2,500,000 from the first NIS. Despite the aforesaid, the maximum annual bonus shall not exceed NIS 2,500,000. For avoidance of doubt, the Executive shall not be entitled to an annual bonus in the event the Company's annual Profits before taxes shall not exceed the threshold.

For the purposes of this section, "**Profits**" shall be determined based on the Company's audited financial statements for the relevant year and shall neutralize the Bonus of the Executive.

(b) The bonus payment or any part thereof shall be paid in a one lump sum within 15 days following the approval of the Company's relevant calendar year financial results.

(c) In the event that the Executive's employment shall be terminated during a fiscal year (except in circumstances of Termination for Cause), he may be entitled to the relative part of the annual bonus, in accordance with his period of employment (including the notice period) during the relevant year.

(d) For the avoidance of any doubt, it is hereby clarified and agreed that the annual bonus if and to the extent granted, shall not constitute part of the Salary for any purpose whatsoever, including for the purpose of calculating social benefits and severance pay due to the Executive.

3.7 Expenses Reimbursement
The Company shall reimburse the Executive for all reasonable expenses and disbursements incurred by him in carrying out his duties under this Agreement, in accordance with the Company's policies and procedures, as shall be in effect from time to time.

3.8 Director and Officers Insurance and Indemnification.
The Company shall take all necessary action to include the Executive under its Directors and Officers Insurance Policy and shall enter into an Indemnification Agreement with the Executive identical to that which may be provided to the Company's other officers.

3.9 Notwithstanding anything to the contrary in this Agreement, the Executive annual employer's cost (the **"Employer's Cost"**), including all the consideration and compensation of any kind the Executive is or shall be entitled to receive within the framework of his employment with the Company, including all variable or fixed benefits, shall not exceed the total annual cost of NIS 3,000,000 (the **"Total Compensation"**).
In the event that the total Employer's Cost of the Executive for any particular year exceeds the Total Compensation, for any reason whatsoever, the Executive's variable compensation (i.e. any bonus payments and/or any equity payments) shall be decreased accordingly so that the total annual Employer's Cost shall not exceed the Total Compensation.

This Section (3.9) supersedes any other provision(s) of this Agreement and in any event of contradiction between the provision(s) of this Section and any other provision(s) of this Agreement, the provision(s) of this Section shall prevail.

4. **Obligations and Undertakings**
The Executive undertakes towards the Company as follows:

4.1 He has the ability and the skills to execute his position as set forth in this Agreement and he will devote his entire working time, attention, energies, talents, skills, knowledge and experience to the faithful, responsible, competent, diligent, and conscientious performance of his duties and responsibilities hereunder, all in accordance with the terms and conditions hereof.

4.2 During the period of his/her employment hereunder, he will not, without the prior written consent of the Board directly or indirectly, engage in any other professional or business activity or occupation, whether paid or unpaid.

4.3 Not to receive, directly or indirectly, any compensation or benefit of any kind in connection with his work for the Company, from any source except as set forth in this Agreement; and to notify the Company immediately regarding any matter in which he has a personal interest and which may potentially create a conflict of interest between the Executive and his work for the Company; and to promptly deliver to the Company any and all knowledge and/or information involving the Company and/or that may be of value and/or damage the Company, and not disclose any such information to any third party.

4.4 To assist the Company, at its request, in any action in which the Company is involved, with respect to the period of his employment with the Company and, unless required by law, not to assist any action brought against the Company; all during the term of his employment and thereafter; and all except for any actions of the Executive against the Company. If the Company requires the Executive's assistance

after the termination of the employment relations with him/her, for any reason, it shall reimburse the Executive for his expenses in connection with performing the provisions of this Section 4.4.

4.5 To take all necessary steps and actions, in the framework of his position, to protect and prevent damage to the Company's property, rights, interests, standing and reputation including by avoiding certain actions and/or omissions which might cause damages to the Company, including without limitation, to the extent required in the framework of his position, by representing the Company in a reputable and worthy manner.

4.6 To maintain confidentiality, to assign intellectual property rights, to refrain from competing with and/or soliciting from, the Company, *inter alia*, according to the undertaking attached hereto as **Annex B**. Without derogating from the generality of the foregoing, the Executive is aware that the terms of this Agreement are personal and specific to the Executive and that the maintenance of their confidentiality is of importance to the Company, and the Executive undertakes to maintain the confidentiality of the terms of his employment hereunder, and not disclose them to other(s). The Executive declares and agrees that the Company employs him/her based on his said undertakings in Annex B and that breach of the terms of said Annex B shall, *inter alia*, be deemed a fundamental breach of this Agreement.

The Executive confirms and agrees that the compensation and benefits included in this Agreement, have been calculated to include special consideration for the Executive's undertakings under this Section 4.5 and Annex B and that he shall not be entitled to any further consideration for such undertakings, including without limitation, to royalties for any Service Inventions as such term is defined in Section 132 of the Patent Law- 1967 (the **"Patent Law"**). The Executive further confirms that his confirmation and agreement herein constitutes a waiver of any rights he may have under Section 134 of the Patent Law.

4.7 That the execution and delivery of this Agreement and the performance of the terms hereof: (a) shall not constitute a default under or breach of any agreement or other instrument to which the Executive is a party or by which he is bound, including without limitation any confidentiality or non-competition agreement; (b) are not prohibited under any law, regulation or court order; and (c) do not require the consent of any other person or entity.

4.8 That he shall not, during his employment with the Company, use any confidential or proprietary information of any third party whatsoever, including without limitation that of any previous employer.

4.9 The Executive consents, of his own free will and although not required to do so under law, that the information in this Employment Agreement and any information concerning him gathered by the Company, will be held and managed by the Company or on its behalf, *inter alia*, on databases according to law, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad. The Company undertakes that the information will be used, and transferred for legitimate business purposes only. Without derogating from the generality of the above, such purposes may include human resources management and assessment of potential transactions, to the extent required while maintaining the Executive's right to privacy.

4.10 The Executive agrees that the Company and any related entity may for any business purpose monitor his use of their systems and monitor, copy, transfer and disclose all electronic communications and content transmitted by or stored in such systems, regardless of the location or time of such use, in pursuit of the Company's legitimate business interests (i.e. reasonable suspicion to a possible damage to the Company's property, rights or interests), in accordance with the Company's policy as in effect from time to time. For the purposes of this section, systems include: telephone, computers, computer system, internet server, electronic database and software, whether under the Executive's direct control or otherwise. The Executive may use the Company's systems for reasonable personal use all subject to Company's policy as in effect from time to time, and the Company shall not monitor, copy, transfer or disclose the Executive's personal mailbox and any personal or private electronic communications or content transmitted by or stored in the Company's Systems to the extent such use, folders files and/or emails are marked as private or personal.

4.11 To comply with any law or regulation governing his employment, the Company's policies, procedures and objectives, as shall be in effect from time to time.

4.12 This Agreement is personal and special and exclusively delineates the entire relationship between the Parties, and contains all compensation and/or benefits and/or other conditions of any kind to which the Executive is entitled from the Company, as an employee thereof, and supersedes all prior agreements, understandings, negotiations, promises, consents, undertakings, representations, warranties, oral or written, exchanged or signed between the parties with respect to the subject matter hereof. No general and/or special collective agreements apply to the Executive's employment hereunder. For the removal of any doubt, without derogating from the above, in the event that with respect to any of the matters addressed herein, provisions of law, collective agreements and/or extension orders shall, notwithstanding the above, apply to the Executive, the provisions of this Agreement shall be deemed as coming in their stead, or at least, as being on account of said applicable provisions.

4.13 The Executive has signed this Agreement of his own accord, after having reviewed this Agreement thoroughly and received all clarifications requested by him/her with respect to its provisions, and having had ample opportunity to receive legal or other advice, and the Executive fully appreciates the contents and meaning hereof.

4.14 The Executive is aware that if it were not for his representations and undertakings in this Section 4, the Company would not enter this Agreement with him.

4.15 All taxes applicable to any and all remuneration to be paid to the Executive or benefits granted to him/her under this Agreement shall be borne by the Executive unless otherwise explicitly determined in this Agreement including its appendices. The Company shall deduct and withhold income tax, health insurance and national insurance from the Executive's gross income, and any other deductions or withholdings that may be required from time to time, pursuant to applicable law.

4.16 This Agreement was approved by the Company's organs, but any post Listing amendment or modification thereof shall be subject to the approval of the Remuneration Committee, the Company's Board and if required the Company's shareholders and any other required approval according to the provisions of the law, and the terms of the Compensation Policy, as shall be in effect from time to time.

4.17 It is hereby agreed, that in the event of a restatement of the Company's audited full year financial results, the Company shall seek reimbursement from its office holders, including the Executive, of any payment made due to erroneous restated data, with regards to each office holder's annual bonus or any other bonus or grant under the Compensation Policy, that would not otherwise have been paid all subject to the limitation of 3 years following the date of payment.

It is hereby agreed that the Company shall be entitled to set off and deduct any amounts paid in excess as described from any amount due to the Executive, and the Executive irrevocably instructs the Company to make such deductions and set offs and confirms that his consent is in accordance with the provisions of the Wage Protection Law, 5718-1958.

4.18 The Executive confirms and acknowledges that the Company is in the process of an initial public offering thereafter it will become a public company, whose shares shall be listed on the TASE and certain information he may hold relating to the Company may be considered to be "Inside Information" the usage thereof is subject to limitations set forth under the Israeli Securities law and therefore he agrees not to use such information (or any part thereof) in any manner which is or may be prohibited by the aforementioned law and regulations.

5. **Miscellaneous**

5.1 The preamble to this Agreement, and the annexes thereto, constitute integral parts hereof.

5.2 The section headings are intended for purposes of convenience only and shall not be used for the interpretation of this Agreement.

5.3 The addresses of the Parties for the purposes of this Agreement will be as set forth above, or as either party may advise the other in writing, and any notice which is sent via registered mail by one Party to the other at such address, will be deemed received by the addressee 72 hours after it was sent for delivery at a post office in Israel, and if delivered by hand, at the time at which it was delivered.

5.4 Any modification of or addition to this Agreement shall be valid only if in writing and signed by both parties.

5.5 Words in the singular shall include the plural and vice versa; words in the masculine shall include the feminine and vice versa.

5.6 No waiver by the Company hereto at any time of any breach by the Executive of any condition of this Agreement in one case shall be deemed as waiver in a different case.

5.7 This Agreement is in lieu of the "Notice of Terms of Employment" pursuant to the Notification to Employee Law (Terms of Employment), 5762-2002.

5.8 This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. All disputes arising from this Agreement shall be exclusively commenced in the competent courts of Israel.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

Brenmiller Energy Ltd.	**Avraham Brenmiller**

ANNEX A
to Employment Agreement
between Avraham Brenmiller (the "Executive") and Brenmiller Energy Ltd.
(the "Company"), dated June 2017

1.	Executive Personal Details	Full Name: Avraham Brenmiller I.D. Number: 051211308 Address: of 19 Habosem St. Ramat Hasharon
2.	Position in the Company	Chairman and CEO
3.	Supervisor	Company's Board of Directors
4.	Scope of Position	Full time position
5.	Days and Hours of Work	The regular working days shall be Sunday – Thursday, at least 9 (nine) hours per day. Saturday shall be the Executive's rest day.
6.	Effective Date	The date of listing the shares of the Company on the Tel Aviv Stock Exchange
7.	Salary (gross)	NIS 5,000 per month. Following the Effective Date, the Salary shall be increased to NIS 88,000 per month.
8.	Special Consideration	Equal to 10% of the Monthly Salary (gross). For the avoidance of any doubt, it is hereby clarified that the Special Consideration is included in the Salary.
9.	Car	The Company has provided the Executive with a Lexus RX450 (the "**Car**"), for his business and personal use during the term of this Agreement. The Company bears the tax usage value incurred in connection with the Car. The Company bears all expenses with respect to the car, including gasoline expenses, comprehensive insurance coverage, maintenance, repairs and other costs of the car, excluding payment of any tickets and fines of any kind. The Executive shall use said car reasonably and properly as an owner in accordance with Company's car policy, if and as in effect from time to time. Following the Effective Date the Company shall gross up the tax usage value incurred in connection with the Car, as shall be in effect from time to time.
10.	Vacation	According to the applicable law. Following the Effective Date, the Executive shall be entitled to 24 business days per annum;

	Maximum Quota	Equals to twice (2) the annual vacation days (48).
11.	Recreation Pay	According to the applicable law. Following the Effective Date, the Executive shall be entitled to 10 days per annum.
12.	Sick Days	The Executive shall be entitled to his full Salary as of the first day of absence due to sickness. Accumulation of sick days shall be in accordance with the provisions of the applicable law.
13.	Prior Notice Period	6 months.
14.	Mobile Phone and Laptop Computer	The Company provides the Executive with a mobile phone and laptop computer of a model according to the Company's standards with respect to employees in his position, for his business and personal use. Alternatively, the Company shall reimburse the Executive for the purchase of a phone device and the laptop Computer, subject to the submission of a proper receipt, all in accordance with the Company's Policy. The Company bears all expenses with respect to the phone and laptop computer, including insurance coverage, repairs and other costs of the phone and laptop computer.

Annex A-1

אישור כללי בדבר תשלומי מעבידים לקרן פנסיה ולקופת ביטוח במקום פיצויי פיטורים[1] לפי חוק פיצויי פיטורים, התשכ"ג - 1963

בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ"ג - 1963[2] (להלן - החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקיצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ"ד - 1964[3] (להלן - קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקיצבה או שילוב של תשלומים לתכנית קצבה ולתכנית שאינה לקצבה בקופת ביטוח כאמור (להלן - קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח, בין אם יש בקופת הביטוח תכנית לקצבה ובין אם לאו (להלן - תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן - השכר המופטר), ובלבד שנתקיימו כל אלה:

1. תשלומי המעביד -

(א) לקרן פנסיה אינם פחותים מ- 14 1/3 מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך כך תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2 1/3 % מן השכר המופטר. לא שילם המעביד בנוסף ל-12% גם 2 1/3 % כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

(ב) לקופת ביטוח אינם פחותים מאחד מאלה:

(1) 13 1/3 % מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אבדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של 2 ½ % מן השכר המופטר, לפי הנמוך מבינהם (להלן - תשלום לביטוח אבדן כושר עבודה);

(2) 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אבדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד בנוסף לאלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2 1/3 % מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

2. לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו:

(א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי הענין; בהסכם האמור ייכלל גם נוסחו של אישור זה;

(ב)[4] ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לענין זה, "אירוע מזכה" - מות, נכות או פרישה בגיל ששים או יותר;

(ג) אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

אליהו ישי
שר העבודה והרווחה

---

[1] י"פ 4659 (30.6.98), עמ' 4394; תיקונים: י"פ 4803, התש"ס (19.9.99), עמ' 5; י"פ 4970, התשס"א (12.3.01), עמ' 1949

[2] ס"ח התשכ"ג, עמ' 136

[3] ק"ת התשכ"ד, עמ' 1302

[4] תיקון: י"פ 4803, התש"ס (23.8.99)

Free translation to English

General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 ("**Law**") I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee's comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 ("**Pension Fund**"), or to a Manager's Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund ("**Insurance Fund**"), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan ("**Employer Payments**"), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid ("**Exempt Wages**") if the following conditions are satisfied:

(1) Employer Payments –

(A) for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B) to the Insurance Fund are not less that one of the following:

(1) 13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages ("**Disability Payment**").

(2) 11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee's severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2) A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –

(A) the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B) an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee's right to severance pay is denied by judgment according to sections 16 or 17 of the Law, and in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Entitling Event; for this matter, Entitling Event or purpose means death, disablement or retirement at the age of 60 or over.

(3) This confirmation does not derogate from the employee's entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.

ANNEX B

to Employment Agreement between Avraham Brenmiller (the "Executive") and Brenmiller Energy Ltd. (the "Company"), dated June 2017

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION, INTELLECTUAL PROPERTY ASSIGNMENT

In addition to my undertaking under Section 4.6 of my Employment Agreement, I, **Avraham Brenmiller**, hereby acknowledge, confirm and undertake towards the Company, retroactively effective the commencement date of my employment with the Company, as follows:

1. **Confidentiality, Non-Competition and Non-Solicitation**

1.1 I am aware that in the framework and/or as a result of my employment with the Company, I may (or may have) receive(d), learn(ed), be(en) exposed to, obtain(ed), or have (had) access to confidential and proprietary information of the Company, in whatever form, including without limitation information relating to the Company, its current and future products, software, business, operations and activities, including and without limitation, commercial, financial, business, professional, technical, technological, information regarding the Company's products, inventions, strategies, developments, technologies, techniques, processes, research, specifications, data, know-how and trade secrets, patents, copyrights and trade secrets, marketing, operations, plans, activities, policies and procedures, employees, customers, suppliers, business partners, etc, information of third parties, all whether or not marked confidential (the "**Confidential Information**"), and that such Confidential Information is highly confidential and of great value to the Company and constitutes professional and commercial secrets, and its unauthorized disclosure or use will cause severe damage and losses. For avoidance of doubt, Confidential Information shall also include Inventions (as defined below).

1.2 I am aware that in the framework of my employment I may also receive and/or be exposed to confidential information of third parties with respect to which I am also obliged hereunder, and with respect to which the Company may have a duty of confidentiality and non-use, and any unauthorized disclosure or use thereof could result in the Company's breach of its contractual obligations. Such confidential information of third parties shall constitute "Confidential Information" hereunder for all intents and purposes. I have not and will not improperly or wrongfully use(d) or disclose(d) any proprietary information, documentation or trade secrets of any former or concurrent employer or other person or entity and I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

1.3 I recognize that such Confidential Information is valuable and unique asset to the Company and I undertake (a) to maintain the Confidential Information, and any part thereof, in strict confidence, to safeguard, and not to, directly or indirectly, communicate, publish, reveal, describe, allow access to or otherwise disclose or expose the Confidential Information in whole or in part to any person or entity, in writing or otherwise; and (b) not to use the Confidential Information for any purpose other than for the performance of my employment and/or for the benefit of the Company; all during the period of my employment and thereafter, without any limitation of time.

1.4 The obligations of confidentiality set forth herein shall not extend to any portion of such Confidential Information, which was at the time of disclosure to me, or subsequently becomes, generally available to the public through no wrongful act of me or of others who were under confidentiality obligations. If I am required to disclose any Confidential Information pursuant to an order of a court of competent jurisdiction or by the Israeli or other applicable law or regulation, I understand that I am permitted to make such disclosure but only to the limited extent I am legally required to do so and only if I have provided the Company with adequate prior written notice of such legal requirement and, to the extent possible, with the opportunity to oppose the disclosure or obtain a protective order and reasonable assistance in doing so.

1.5 All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, I agree and acknowledge that all memoranda,

books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by me in connection with my employment by the Company or that otherwise relates to any Confidential Information ("**Confidential Materials**"), shall be the Company's sole and exclusive property and shall be deemed to be Confidential Information.

Without derogating from and in addition to the provisions of law and/or agreement, I undertake that upon the earlier of the Company's request or the termination of my employment, I shall return to the Company any and all Confidential Information contained on any tangible media, in my possession and/or control, without retaining any copies thereof, and in the case any of Confidential Information contained on any electronic media, in my possession and/or control, I shall permanently erase or destroy any and all such computer or data files, and I shall certify such return, erasure or destruction, as applicable, to the Company in writing.

1.6 During the term of my employment with the Company, I shall not remove from the Company's offices or premises any Confidential Materials unless and to the extent necessary in connection with my duties and responsibilities to the Company and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company's offices or premises, I shall take all actions necessary in order to secure the safekeeping and confidentiality thereof and return the Confidential Materials to their proper location as promptly as possible after such use.

1.7 I acknowledge that in light of my position with the Company and in view of my exposure to, and involvement in, the Company's sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans ("**Company's Major Assets**"), the provisions of this Section 1.7 are reasonable and necessary to legitimately protect the Company's Major Assets, and are being undertaken by me as a condition to my employment by the Company. I confirm that I have carefully reviewed the provisions of this Section 1.7, fully understand the consequences thereof and have assessed the respective advantages and disadvantages to me of entering into this Undertaking and, specifically, Section 1.7 hereof. In light of the aforesaid, I undertake that, absent the prior written consent of the Company, for so long as I am employed by the Company and for a period of 6 (six) months following the termination of the employee-employer relationship between the Company and myself, for any reason whatsoever, I shall not, directly or indirectly: (a) be involved in any activity which is in any way competitive with the Company, its business, services or product, as shall be from time to time, including, without limitation, in the field of renewable energy storage (the "**Field of Business**"); (b) employ, offer to employ or otherwise engage or solicit for employment or engagement any person who is or was, during the 6 (six) month period prior to the termination of my employment with the Company, an employee or exclusive consultant, exclusive supplier or exclusive contractor of the Company nor conduct any business activity of the kind and/or in the Field of Business that the Company conducts with any person or entity that at the time of the termination of the employee-employer relationship between myself and the Company, or during the period of 6 (six) months prior thereto, was in business contacts with the Company, including without limitation, customers, suppliers, consultants, advisors, service providers, employees, etc. (hereinafter: a "**Third Party**"), nor take any action which could intervene in the relationship of the Company with such Third Party. I expressly acknowledge that the Company's business and operating market is world-wide, and the obligations prescribed herein shall apply on a world-wide basis. For the purpose of this section "directly or indirectly" includes doing business as an owner, independent contractor, shareholder, director, partner, manager, agent, employee, advisor, etc. but does not include holding of up to 5% of free market shares of publicly traded companies.

1.8 In the event I breach any of my obligations under Section 1.7 above, I shall immediately repay the company the Special Consideration, together with interest and linkage differentials from the date of receipt by me to the date of repayment to the Company, at an annual rate of 3% and based on the consumer price index known on the original date of payment from the Company to me as compared to the consumer price index known on the date I repay the Special Consideration to the Company. The repayment of the Special Consideration shall not limit the Company's right to pursue injunctive or any other relief to which it may be entitled.

2. Intellectual Property Rights

2.1 I represent and warrant to the Company that, to the best of my knowledge, I have no right, title or interest in any discoveries, ideas, developments, inventions, formulae, improvements, works of authorship, mask works, trade secrets, copyrights, modifications, concepts, techniques, methods, technologies, know-how, designs, data, processes, proprietary information, "Service Inventions" under Section 132 of the Patent Law, whether or not patentable, copyrightable or otherwise protectable, (collectively, "**Inventions**"), which were made, invented, developed, discovered, conceived, or created by me, in whole or in part, independently or jointly with others, prior to my employment or other involvement with the Company, and that are necessary to the conduct of the Company's business, as presently conducted by it or otherwise used or held for use by the Company (collectively, "**Prior Company Inventions**") that have not previously been assigned to the Company. Without derogating from the foregoing or from the Company's rights under any law and/or agreement, to the extent that any such previous assignment is not effective or to the extent that I may have retained any right, title or interest in any such Prior Company Inventions, for removal of doubt and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby irrevocably and unconditionally assign to the Company or its nominee any and all of my worldwide right, title and interest, in and to any and all Prior Company Inventions (including all existing and in-progress versions thereof) in any way arising out of or related to the Company's business, and all worldwide intellectual property rights therein or associated therewith (collectively, the "**Prior Company IP Rights**"), including, without limitation, all worldwide patents, patent applications, patent disclosures, related patent rights (including any and all continuations, divisions, reissues, reexaminations, or extensions thereof), trade secrets, copyrights (including all rights to apply for and secure copyright registration in any of the Prior Company Inventions, and all pending copyright registrations, for all the residue now unexpired of the present term of any and all such copyrights and any term that may thereafter be granted as renewal, reissue or extension periods during which any of the Company Inventions are entitled to copyright) and other intellectual property rights therein, as well as all claims for damages and other remedies by reason of past infringement of the foregoing rights, with the right to sue for, and collect, the same (including all rights of priority and all rights to sue for infringement prior to the Effective Date of this Agreement), for Company's own use and benefit.

2.2 Without derogating from the Company's rights under any law and/or agreement, I agree that I will promptly notify and make full written disclosure to the Company and will hold in trust for the sole right and benefit of the Company all Inventions, and all worldwide intellectual property rights therein or associated therewith, whether registered or unregistered, including, but not limited to any Inventions or intellectual property rights created or derived from (in whole or in part), or otherwise related to, any Prior Company Inventions; which I may (or have) invent(ed), make(de), develop(ed), discover(ed), conceive(d), learn(ed), reduce(d) to practice or create(d), in whole or in part, independently or jointly with others: (i) as a result of and during the period of my employment with the Company; or (ii) with the use of any Company equipment, supplies, facilities, property or proprietary information (collectively, "**Subsequent Inventions**" and, together with the Prior Company Inventions, the "**Company Inventions**"). For removal of doubt and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby irrevocably and unconditionally assign to the Company or its nominee any and all of my worldwide right, title and interest, in and to any and all Subsequent Inventions (including all existing and in-progress versions thereof), and all worldwide intellectual property rights therein or associated therewith (collectively, the "**Subsequent IP Rights**" and, together with the Prior Company IP Rights, the "**Company IP Rights**"), including, without limitation, all worldwide patents, patent applications, patent disclosures, related patent rights (including any and all continuations, divisions, reissues, reexaminations, or extensions thereof), trade secrets, copyrights (including all rights to apply for and secure copyright registration in any of the Subsequent Inventions, and all pending copyright registrations, for all the residue now unexpired of the present term of any and all such copyrights and any term that may thereafter be granted as renewal, reissue or extension periods during which any of the Subsequent Inventions are entitled to copyright) and other intellectual property rights therein, as well as all claims for damages and other remedies by reason of past infringement of the foregoing rights, with the right to sue for, and collect, the same (including all rights of priority and all rights to sue for infringement prior to the commencement date of my employment with the Company), for Company's own use and benefit. I further acknowledge and agree that all Company Inventions and Company IP Rights are and shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall be the sole owners of all patents

and other rights in connection therewith, and I shall have no right, title, interest or claim whatsoever in or with respect to any Company Inventions and Company IP Rights, and for the removal of doubt I hereby irrevocably and unconditionally assign to the Company or its nominee any and all right, title, interest or claim which I may have or acquire therein or thereto.

Without derogating from the generality of the foregoing, I hereby irrevocably confirm that, I shall not be entitled to any additional compensation whatsoever with respect to the Inventions and Company IP Rights or for fulfilling the duties hereunder and I hereby irrevocably waive any claim and/or demand to any right, moral rights, compensation or reward, including any right for royalties in Service Inventions based on Section 134 of Israeli Patent Law.

2.3 If and to the extent any additional action is required from me in order to perfect, enforce, or defend said Company Inventions or Company IP Rights or effectuate the title and interest therein, as described above, including to effect or confirm the formal transfer thereof to the Company (or its assigns), during and after my employment, I shall fully cooperate with the Company (and its assigns) and shall take any and all necessary or desirable actions immediately upon the request of Company (or its assigns). I undertake to promptly disclose to the Company and transfer immediately upon their creation any and all information, documentation and details with respect to the Company Inventions or Company IP Rights and to keep accurate records relating to the conception and reduction to practice of any and all Company Inventions or Company IP Rights. I agree that such records will be available to and remain the sole property of the Company and its assigns at all times. I further undertake, during and after my employment, to promptly provide any and all assistance, including the preparation or execution, as applicable, of documents, declarations, assignments, drawings and other data required from me in order to perfect, enforce, or defend said Company Inventions or Company IP Rights or to effectuate the title and interest therein, as described above, including to effect or confirm the formal transfer thereof to the Company (or its assigns). If the Company (or any of its assigns) is unable because of my mental or physical incapacity or for any other reason to secure my signature to or to apply for or to pursue any application for any domestic or foreign patents or copyright registrations covering any of the Company Inventions or Company IP Rights, or to further any of the purposes as described above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers, agents and assigns as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the above purposes, including without limitation the prosecution and issuance of letters patent or copyright registrations thereon, with the same legal force and effect as if executed by me.

2.4 I recognize that Inventions relating to my activities while working for Company and made, invented, developed, discovered, conceived, learned, reduced to practice or created by me, in whole or in part, independently or jointly with others, within 12 months after termination of my employment (for any reason), in the Field of Business may have been made, invented, developed, discovered, conceived, learned, reduced to practice or created, as applicable, in significant part while employed by Company. Accordingly, I agree that such Inventions shall be presumed to have been made, invented, developed, discovered, conceived, learned, reduced to practice or created, as applicable, during my employment with Company and are hereby assigned to Company unless and until I have established the contrary by written evidence satisfying the clear and convincing standard of proof in accordance with this Annex B. Notwithstanding anything to the contrary, the assignment provided by this Annex B does not apply to any Invention which qualifies fully as non-assignable intellectual property under applicable law. However, I agree to disclose promptly in writing to Company any and all Inventions in the Field of Business made, invented, developed, discovered, conceived, learned, reduced to practice or created by me, in whole or in part, independently or jointly with others, during the term of my employment and for six (6) months thereafter, whether or not I believe any such Inventions are subject to this Agreement, to permit a determination by Company as to whether or not such Inventions are the property of Company. Any such information will be received in confidence by Company.

2.5 For the removal of any doubt, I confirm that I shall not be entitled to any additional compensation whatsoever, with respect to any of the Company Inventions or Company IP Rights or for fulfilling the duties hereunder, except as explicitly set forth in my Employment Agreement with the Company, and all information, documentation, and assistance shall be provided at no additional expense to the

Company, except for any out-of-pocket expenses that are reasonably incurred by me at the Company's request. I acknowledge and understand that nothing in this Agreement grants, by implication, estoppel or otherwise, a license from the Company (or its assigns) to make, have made, modify, use, sell, license, transfer, practice or otherwise exploit in any way any of the Company Inventions or Company IP Rights, whether existing now or in the future. I further acknowledge and understand that the decision whether or not to commercialize or market any of the Company Inventions or Company IP Rights is within the Company's sole discretion and for the Company's sole benefit and that no royalty, compensation or other consideration will be due to me as a result of efforts on the part of Company (or its assigns) to commercialize or market any such Company Inventions or Company IP Rights.

3. <u>General</u>

3.1 In the event that any provision of this Undertaking is adjudicated to be invalid or unenforceable, such provision will be enforced to the maximum extent allowed by law given the intent of the parties. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

3.2 I am aware that the breach or threatened breach of this Undertaking or any part thereof will cause the Company, its customers and the companies and/or entities related thereto, severe and irreversible damage, to which monetary damages would not constitute sufficient remedy. Without derogating from any other remedies to which the Company may be entitled, including without limitation, pursuant to the Israeli Commercial Wrongs Law, 1999, I agree that the Company will be entitled to injunctive relief to enforce this Undertaking and I undertake that in the event of any breach hereof, I shall not object to a competent court issuing injunctive order(s) and/or other equitable relief to remedy or forestall any such breach or default or threatened breach and I agree that the Company is entitled to such relief without the posting of a bond or other security.

3.3 I confirm that the compensation in my Employment Agreement, with respect to which negotiations were conducted, includes and incorporates special Non- Compete Compensation as set forth in <u>Annex A</u>, which constitutes full and appropriate compensation therefore.

3.4 I recognize and agree that this **<u>Annex B</u>** serve as an integral part of my employment, reflect the reasonable requirements of the Company and is necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company's business.

3.5 For the removal of any doubt, my obligations and undertakings hereunder shall survive the termination of my employment for any reason whatsoever and continue to be of full force and effect. This Undertaking shall not serve in any manner so as to derogate from any of my obligations and liabilities under any applicable law.

3.6 In the event that I leave the employ of the Company, I hereby grant my consent to notification by the Company of my new employer about my rights and obligations hereunder and give the Company permission to send my new employer a copy of this **<u>Annex B</u>**.

3.7 This Undertaking constitutes the entire agreement between the Company and myself with respect to the subject matter hereof. No amendment of or waiver of, or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

3.8 This Undertaking, the rights of the Company and my obligations hereunder will be binding upon and inure to the benefit of the Company and its respective successors, assigns, heirs, executors, administrators and legal representatives, as applicable, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor(s) shall thereafter be deemed the "Company" for the purposes of this Undertaking). Any rights of the Company under this Undertaking may, without the consent of the Executive, be assigned by the Company in its sole and unfettered discretion (i) to any person, firm, corporation or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company, or (ii) to any parent, subsidiary or affiliated company of the Company (the "**Company Group**"), or any transferee, whether by purchase, merger or otherwise, which directly or indirectly acquires all or substantially all of the assets of the Company or any other member of the Company Group.

3.9 I may not assign, whether voluntarily or by operation of law, any of my obligations under this Undertaking, except with the prior written consent of the Company.

3.10 I represent that my performance of the terms of this Undertaking and my duties as an employee of the Company, do not and will not breach any agreement I have with, or any other obligation I owe to, any former employer or other party.

In witness whereof, I hereby affix my name and signature, [signature], on this ____ of Aug. 23, 2017

ADDENDUM TO EMPLOYMENT AGREEMENT
made and entered into as of February 1st, 2021
by and between

Brenmiller Energy Ltd.
Registration no. 51-472037-4
of 13 Amal St. Rosh Haayin, Israel
(the "**Company**")

of the first part

and

Avraham Brenmiller
Israeli I.D no. 051211308
of 19 Habosem St. Ramat Hasharon, Israel
(the "**Executive**")

of the second part

WHEREAS, the Executive is employed by the Company in accordance with that certain employment agreement dated June, 2017 and any addendum thereto (the "**Employment Agreement**");

WHEREAS, the Company and the Executive have agreed to amend certain terms of the Executive's employment, effective as of February 1st, 2021 (the "**Amended Date**"), as set forth in writing below;

NOW, THEREFORE, the Parties hereby agree, declare and covenant as follows:

1. Company Car or Car Allowance

1.1. The headline for sub-Section 3.5 of the Employment Agreement shall be amended to "Company Car/Car Allowance", and the wording of such sub-Section shall be replaced with the following:

*During the term of this Agreement, the Executive shall be entitled to a leased car/car allowance in accordance with the terms set forth in **Annex A**.*

1.2. The Following wording shall be inserted following the wording in paragraph 9 of Annex A of the Employment Agreement:

*Notwithstanding the above, in the event that the Executive elects not to exercise his right to have a Car, the Executive shall be entitled to a monthly car allowance in the (gross) amount of NIS 9,000 per month (the "**Car Allowance**") according to the Company's policy.*

The Car Allowance reflects the total Company costs in connection with the Car, including all expenses, insurance, gas, maintenance, and repairs.

It is being clarified that the Car Allowance shall not constitute part of the Executive Salary for any purpose whatsoever, including for the purpose of the calculation of all fringe benefits, social contributions, vacation days, sick leave and severance pay.

2. Manager's Insurance/Pension Fund

2.1 The headline of Section 3.3 of the Employment Agreement shall be amended to "Severance Pay", and the entire Section shall be replaced with the following wording:

*The Company shall pay on a monthly basis, to a provident fund (the "**Policy**") an amount equal to 8.33% of the Salary, on account of severance payments. It is hereby clarified that in the event of termination for any reason, the release of the amount accumulated on account of severance payments and in respect thereto, shall be subject to the Company's sole discretion. In the event that*

the Company elects, at its sole discretion, to release in favor of the Executive, upon the termination of his employment, the amounts so accumulated on account of the severance compensation allowance, then if and to the extent the Executive is entitled under applicable law to receive severance payments, said released amounts shall be ***on account of any such severance payments***, *and the Company shall be obliged only to complete any additional amounts, if any, to which the Executive is entitled by law.*

2.2 The Company's contributions to pension and life insurance, in the amount of (gross) NIS 3,583, shall be paid directly to the Executive, as a separated component ("חלף חלק המעסיק לפנסיה"), which shall not constitute a part of the Executive Salary for any purpose whatsoever (including for the purpose of the calculation of all fringe benefits, social contributions, vacation days, sick leave and severance pay).

2.3 The "Employee's part" for pension and life insurance shall be null and void and shall not be deducted from the Executive's Salary, effective as of the Amended Date.

3. Miscellaneous

3.1. Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Employment Agreement.

3.2. This Addendum contains the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and cancels all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, if any. In any event of contradiction between the provisions of this Addendum and any prior agreement, whether written or oral, the provisions of this Addendum shall prevail.

3.3. This Addendum may be amended, modified, superseded, canceled, renewed or extended, and the terms and covenants hereof may be waived, only by a written instrument executed by both parties. A waiver of any term or condition of this Addendum may be effected only by a written instrument executed by the party waiving compliance. The failure of any party, at any time or times, to require performance of any provision of this Addendum shall in no manner affect the right of such party, at a later time, to enforce the same. No waiver by any party of the breach of any term or covenant, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant.

3.4. Except to the extent otherwise specifically modified herein in this Addendum all of the terms and conditions of the Employment Agreement are hereby ratified, approved and confirmed and all such terms and conditions shall remain in full force and effect.

IN WITNESS WHEREOF, the parties execute hereunder:

BRENMILLER ENERGY LTD
C.N. 514720374

Brenmiller Energy Ltd.	**Avraham Brenmiller**
By Nir Brenmiller	

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